Hennessy Advisors, Inc. Repurchases Shares

NOVATO, Calif., May 16, 2019 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ: HNNA) today repurchased 422,692 shares of its common stock at $9.50 per share in a privately negotiated transaction. This repurchase represents approximately 5.3% of shares outstanding and was made pursuant to the Company's 2010 stock buyback program.

"Our Board and senior management team strongly believe that the current stock price does not reflect the Company's financial strength or long-term growth potential, and as such, offers an outstanding value," said Neil Hennessy, Chairman and CEO of Hennessy Advisors, Inc. "We have grown and maintain a very healthy cash position on our balance sheet, and we believe this repurchase is a strong strategic use of a portion of available cash. We also believe the repurchase illustrates our confidence in the underlying strength of our business and our long-standing commitment to delivering shareholder value."

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354